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                                                                    Exhibit 99
                                 NEWS RELEASE

June 6, 1996
FOR IMMEDIATE RELEASE

Media Contacts:     Mary B. Ruble     Joe Colmery
                    U. S. Bancorp     California Bancshares, Inc.
                    (503) 275-6200    (510) 743-4201

Investor Contacts:  Mary Gambee       Patricia Stanton   Donald F. Bowler, Jr.
                    U. S. Bancorp     U. S. Bancorp      U. S. Bancorp
                    (503) 275-6524    (503) 275-5773     (503) 275-5702

         U. S. Bancorp Completes Acquisition of California Bancshares

PORTLAND, Ore--U. S. Bancorp (Nasdaq: USBC) announced today it has completed its acquisition of California Bancshares, Inc. (Nasdaq: CABI), strengthening its California operation and giving the company a significant presence in the east San Francisco Bay area.
          "We are confident this addition to our California operations will allow us to more aggressively focus on this key state in our franchise region," stated Gerry B. Cameron, chairman and CEO of U. S. Bancorp.
"Northern California offers us great opportunities for growth, and we are anxious to add our strong products and services to those already offered our new customers, especially in the areas of small business and investment management."
          Under terms of the acquisition, each share of California Bancshares common stock has been converted into .95 shares of U. S. Bancorp stock. The purchase method of accounting is being used in this transaction with approximately 9.7 million shares of U. S. Bancorp stock issued in the transaction. The transaction is valued at approximately $355 million based on
U. S. Bancorp's closing stock price of $36.625 on June 5, 1996.
          With the acquisition now completed, U. S. Bancorp will operate the nine California Bancshares banks as separate subsidiaries until their 38 branches are converted into U. S. Bank of California operations. This conversion is expected to occur in the first quarter of 1997. Following the conversion, U. S. Bank of California will have 95 branch offices in 27 Northern California counties.
          Instructions for exchanging stock certificates will be mailed to former California Bancshares stockholders in the next few weeks. All future dividends will be tied to U. S. Bancorp stock, eliminating the California Bancshares dividend which had been planned for July 1996, but qualifying California Bancshares shareholders for the July 1, 1996, U. S. Bancorp dividend payable to shareholders of record June 7, 1996.
          California Bancshares is a $1.6 billion bank holding company with the following bank subsidiaries: Alameda First National, Community First National, Modesto Banking Co., Commercial Bank of Fremont, Lamorinda National Bank, Bank of San Ramon Valley, Westside Bank, Concord Commercial Bank and Bank of Milipitas.
          U. S. Bancorp is the 26th largest bank holding company in the nation with assets of approximately $33 billion. The Northwest based company has over 600 branches and provides comprehensive financial products and services to consumers and businesses in Northern California, Oregon, Washington, Idaho, Nevada and Utah.